            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
Domini Social Investment Trust

Board of Trustees
Domini Social Trust

We consent to the use of our reports, dated September 16, 2005, for the Domini
Social Equity Fund and the Domini Social Bond Fund, each a series of the Domini
Social Investment Trust, and for the Domini Social Index Trust (formerly Domini
Social Index Portfolio), a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions
"FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM" in the Statement of Additional Information.

                                                                        KPMG LLP

Boston, Massachusetts
November 22, 2005